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                                                                     EXHIBIT 4d3

                         SECOND SUPPLEMENTAL INDENTURE


         This Second Supplemental Indenture, dated as of August 6, 1997 (this "Second Supplemental Indenture"), among Houston Lighting & Power Company, a Texas corporation ("HL&P"), HI Merger, Inc., a Delaware corporation ("HI Merger"), NorAm Energy Corp., a Delaware corporation (the "Company"), and The Bank of New York, as Trustee (the "Trustee"), supplements the Indenture dated as of June 15, 1996 (the "Indenture") between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated as of June 15, 1996 ("First Supplemental Indenture") between the Company and the Trustee under which the Company's 6 1/4% Convertible Junior Subordinated Debentures (the "Debentures") were issued and are outstanding.

                                    RECITALS

                 WHEREAS, pursuant to the terms of the Indenture the Debentures were convertible into shares of common stock, par value $.625 per share ("NorAm Common Stock"), of the Company prior to the Effective Time (as defined below);

                 WHEREAS, pursuant to an Agreement and Plan of Merger dated as of August 11, 1996, as amended by the Amendment to Agreement and Plan of Merger dated as of October 23, 1996 (the "Merger Agreement"), among Houston Industries Incorporated, a Texas corporation ("HI"), HL&P, HI Merger and the Company, HI will be merged with and into HL&P, with HL&P to be the surviving corporation and renamed "Houston Industries Incorporated" ("Houston"), and the Company will be merged with and into HI Merger (the "NorAm Merger"), with HI Merger to be the surviving corporation and renamed "NorAm Energy Corp.," as a result of which each outstanding share of NorAm Common Stock will be converted into either cash or shares of common stock, no par value, of Houston ("Houston Common Stock"), as set forth in the Merger Agreement. The cash amount per share of NorAm Common Stock will be $16.00 plus two percent (simple interest) per quarter from May 11, 1997 until the closing of the NorAm Merger (the "Cash Consideration"). The number of shares of Houston Common Stock issued per share of NorAm Common Stock will be not less than 0.6154 shares nor more than 0.7529 shares (the "Stock Consideration"). The actual number will depend upon the average closing price of HI common stock on the New York Stock Exchange during a 20-trading-day period commencing 25 trading days prior to the closing date of the NorAm Merger. The Merger Agreement contains certain provisions generally designed to result in 50% of the outstanding shares of NorAm Common Stock being converted into the Cash Consideration and 50% of the outstanding shares of NorAm Common Stock being converted into the Stock Consideration;

                 WHEREAS, in connection with the NorAm Merger, HL&P, the
Company and HI Merger have duly determined to make, execute and deliver to the Trustee this Second Supplemental Indenture in order to reflect the results of the NorAm Merger as required by the Indenture;
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                 WHEREAS, pursuant to Section 10.1 of the Indenture, HI Merger, as the surviving corporation of the NorAm Merger, is required to expressly assume, by an indenture supplemental to the Indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Debentures in accordance with the terms of the Debentures, according to their tenor and the due and punctual performance of all covenants and conditions of the Indenture on the part of the Company to be performed or observed and to provide for the conversion rights of Holders of Debentures in accordance with
Section 7.4 of the First Supplemental Indenture;

                 WHEREAS, Section 7.4 of the First Supplemental Indenture requires that, as a result of the NorAm Merger, a Holder of a Debenture shall have the right to convert the Debenture into the consideration receivable upon the NorAm Merger by a holder of shares of NorAm Common Stock into which the Debenture could have been converted immediately prior to the NorAm Merger;

                 WHEREAS, Section 2.2(f) of the Merger Agreement provides that following the effective time of the NorAm Merger (the "Effective Time"), each outstanding Debenture will be convertible into the amount of Stock Consideration (and cash in lieu of fractional shares of Houston Common Stock) and Cash Consideration which the Holder thereof would have had the right to receive after the Effective Time if such Debenture had been converted immediately prior to the Effective Time and the Holder thereof had made the Stock Election (as defined in the Merger Agreement) and received the Stock Consideration with respect to 50% of the shares of NorAm Common Stock issuable upon such conversion of the Holder's Debentures and made the Cash Election (as defined in the Merger Agreement) and received the Cash Consideration with respect to the remaining 50% of such NorAm Common Stock; and

                 WHEREAS, Section 9.1 of the indenture provides that under certain conditions the Company and the Trustee, without the consent of the Holders of Debentures, from time to time and at any time, may enter into an indenture supplemental to the Indenture, inter alia, to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company under the Indenture, as supplemented by the First Supplemental Indenture, and in the Debentures;

                 NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

         In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to comply with Sections 9.1 and 10.1 of the Indenture and Section 7.4 of the First Supplemental Indenture, the parties hereto hereby agree, for the equal and proportionate benefit of the respective Holders from time to time of the Debentures, as follows:

         Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture and the First Supplemental Indenture.





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         Section 2.    Succession by Merger.

         (1) As of the Effective Time, HI Merger shall become the successor to the Company for all purposes of the Indenture, as supplemented by the First Supplemental Indenture and HI Merger hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Debentures and the performance of every covenant of the Indenture, as supplemented by the First Supplemental Indenture and by this Second Supplemental Indenture, on the part of the Company to be performed or observed.

         (2) Concurrently with the execution and delivery of this Second Supplemental Indenture, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as required by Sections 9.5 and 13.7 of the Indenture.

         Section 3. Conversion Privilege. The Holder of each Debenture outstanding as of the Effective Time (and each subsequent Holder) shall have the right from and after the Effective Time to convert such Debenture only into the amount, subject to the adjustments provided for in Article Seven of the First Supplemental Indenture, of Stock Consideration (and cash in lieu of fractional shares of Houston Common Stock) and Cash Consideration which the Holder thereof would have had the right to receive after the Effective Time if such Debenture had been converted immediately prior to the Effective Time and the Holder thereof had made the Stock Election (as defined in the Merger Agreement) and received the Stock Consideration with respect to 50% of the shares of NorAm Common Stock issuable upon such conversion of the Holder's Debentures and made the Cash Election (as defined in the Merger Agreement) and received the Cash Consideration with respect to the remaining 50% of such NorAm Common Stock.

         Section 4. Additional Covenants of Houston. HL&P hereby (i) agrees to (A) reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the conversion of Debentures as provided in this Second Supplemental Indenture and the First Supplemental Indenture, a number of shares of Houston Common Stock sufficient to issue the Stock Consideration upon the conversion of all outstanding Debentures and (B) issue and cause to be delivered in accordance with this Second Supplemental Indenture, the First Supplemental Indenture and the Company's instructions, the Stock Consideration and the Cash Consideration upon conversion of any Debenture and (ii) warrants that all shares of Houston Common Stock that may be issued upon the conversion of any Debenture, when so issued, shall be duly authorized, validly issued, fully paid and nonassessable.

         Section 5. Ratification. The Indenture, as supplemented by the First Supplemental Indenture, and as hereby supplemented is in all respects ratified and confirmed by each of the parties hereto, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

         Section 6. Governing Law. The laws of the State of New York shall govern this Second Supplemental Indenture without regard to principles of conflict of laws.





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         Section 7.    Successors.  All agreements of the parties hereto in
this Second Supplemental Indenture shall bind their respective successors.

         Section 8. Multiple Counterparts. The parties hereto may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.





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         IN WITNESS WHEREOF, the undersigned have caused this Second
Supplemental Indenture to be executed by its duly authorized officer as of the date first above written.


                                      HOUSTON LIGHTING & POWER COMPANY


                                      By: /s/ HUGH RICE KELLY
                                         ---------------------------------
                                         Name:  Hugh Rice Kelly
                                         Title: Executive Vice President,
                                                General Counsel
                                                and Corporate Secretary

Attest:


By:  /s/ RUFUS S. SCOTT
   ---------------------------------
   Name:  Rufus S. Scott
   Title: Assistant Corporate Secretary


                                      HI MERGER, INC.


                                      By:  STEPHEN W. NAEVE
                                         ---------------------------------
                                         Name:  Stephen W. Naeve
                                         Title: President

Attest:


By:  /s/ RICHARD B. DAUPHIN
   ---------------------------------
   Name:  Richard B. Dauphin
   Title: Assistant Corporate Secretary





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                                      NORAM ENERGY CORP.


                                      By:  /s/ T. MILTON HONEA
                                         ---------------------------------
                                         Name:  T. Milton Honea
                                         Title: President

Attest:


By:  /s/ HUBERT GENTRY, JR.
   ---------------------------------
   Name:  Hubert Gentry, Jr.
   Title: Secretary

                                      THE BANK OF NEW YORK
                                      Trustee


                                      By:  /s/ PAUL J. SCHMALZEL
                                         ---------------------------------
                                         Name:  Paul J. Schmalzel
                                         Title: Assistant Vice President

Attest:


By:  /s/ VIVIAN GEORGES
   ---------------------------------
   Name:  Vivian Georges
   Title: Assistant Vice President





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